Exhibit 99.1

May 26, 2006

FOR IMMEDIATE RELEASE

PLIANT’S FINANCIAL RESTRUCTURING OVERWHELMINGLY APPROVED BY ALL VOTING CLASSES

SCHAUMBURG, IL — Pliant Corporation today announced voting results for the company’s proposed Plan of Reorganization. The results demonstrate overwhelming approval by all classes of creditors and shareholders entitled to vote on the Plan, including a majority in number of those voting in each creditor class. Among those who voted, results by amount for each class were as follows:

- Revolving Credit Facility	100% approval
- 13% Senior Subordinated Notes	94%+ approval
- Intercompany Claims	100% approval
- Series A Preferred Stock	99%+ approval
- Series B Preferred Stock	100% approval
- Outstanding Common Stock	97%+ approval

The results have been certified by the company’s independent balloting agent and submitted to the U.S. Bankruptcy Court.

The financial restructuring would significantly increase Pliant’s free cash flow, significantly reduce the company’s debt, and eliminate all existing mandatory redeemable equity through an exchange with the company’s Series A Preferred shareholders, Series B Preferred shareholders, Outstanding Common Stockholders, and 13% Senior Subordinated Noteholders. All other creditor claims would be honored in accordance with their terms, including payment of all outstanding pre-petition trade vendor claims.

Harold Bevis, President and CEO said, “Many people have worked very hard to improve Pliant’s balance sheet and free cash flow. We are pleased that our Plan has received overwhelming approval by the company’s creditors and shareholders. These voting results demonstrate strong support for our Plan, and keep Pliant on-track to gain court confirmation.”

A hearing to consider confirmation of Pliant’s proposed Plan of Reorganization is scheduled for May 31, 2006 and, if the Plan is confirmed, the company expects to emerge from Chapter 11 shortly thereafter.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. Actual results may differ from these forward-looking statements due to numerous factors beyond our control. Those factors include, but are not limited to, our ability to complete timely negotiations and documentation of the new credit agreement and to otherwise satisfy all conditions (including bankruptcy court confirmation) to the effectiveness of our proposed plan of reorganization, as well as other factors discussed in more detail in our Annual Report on Form 10-K for 2005 and in subsequent filings with the Securities and Exchange Commission. Any forward-looking statements should be considered in light of these factors.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial, and agricultural markets. The company operates 23 manufacturing and research and development facilities around the world and employs approximately 2,940 people.

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Contact:
Steve Auburn
Vice President and General Counsel
Steve.Auburn@pliantcorp.com
847-969-3319